Filed pursuant to Rule 433

Registration No. 333-181385

February 20, 2013

Final Term Sheet

USD 5,000,000,000 0.500% Global Notes due 2016

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 5,000,000,000

Denomination:	USD 1,000

Maturity:	April 19, 2016

Redemption Amount:	100%

Interest Rate:	0.500% per annum, payable semi-annually in arrears

Date of Pricing:	February 20, 2013

Closing Date:	February 26, 2013

Interest Payment Dates:	April 19 and October 19 in each year

First Interest Payment Date:	April 19, 2013 (for interest accrued from, and including, February 26, 2013 to, but excluding, April 19, 2013)

Interest Payable on First Interest Payment Date:	USD 3,680,555.56 (for aggregate principal amount of USD 5,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.679%

Underwriting Commissions:	0.100%

Proceeds to Issuer:	99.579%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769FP48

CUSIP:	500769FP4

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service[2] and AAA by Fitch Ratings.

Managers:	BofA Merrill Lynch Deutsche Bank RBC Capital Markets

Stabilization Manager:	Deutsche Bank AG, London Branch

Registrar:	Deutsche Bank Trust Company Americas

Paying Agent:	Deutsche Bank Trust Company Americas

Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008093/a2210593z424b3.htm . KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008091/a2209648z424b3.htm . Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

[2]	Outlook changed to “negative” on July 25, 2012.